ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of October 21, 2013, by and between BIOADAPTIVES, INC., a Delaware corporation (“Buyer”), and BIOSWAN, INC., a Nevada corporation (“Seller”).  Buyer and Seller are referred to collectively herein as the “Parties” and individually as a “Party.”

RECITALS

A.	Seller is a biotechnology research and manufacturing company that specializes in health and medical related research.
B.	Pursuant to contracts with Ferris Holding, Inc. (“Ferris”), Seller has the non-exclusive right and license to use Ferris’s trade secrets relating to Ferris’s proprietary stem cell enhancing product and use of the NutraLoadTM name (the “Product”), and the non-exclusive right and license to use Ferris’s trade secrets regarding its proprietary AgronifierTM processes, materials, equipment, software, and hardware, for the treatment specifically of foods, supplements, and liquids (collectively, the “Technology”).
C.	Seller has entered into two contracts with a third party to sub-license the rights to use the Technology and sell Products.
D.	Seller desires to sell to the Buyer all assets, including all of the Seller’s contracts, non-disclosure agreements, certificated securities, and all other assets as described herein, and Buyer desires to purchase such assets from Seller, in exchange for the consideration set forth herein, all upon the terms and subject to the conditions of this Agreement.
E.	Seller and Buyer are willing to make certain representations, warranties, covenants and agreements in connection with such sale and purchase.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.	Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Acquired Assets” means each of the following, as of the Closing Date (a) the CleanPath Product Agreement; (b) the CleanPath Technology Agreement; (c) the Non-Disclosure Agreements; (d) the CleanPath Certificates; (e) any and all plans, drawings and specifications, and all books, records and files, related to the Ferris Assets; (f) to the extent in the possession of Seller, any vendor and supplier lists related to the Products and/or the Technology; (g) all goodwill of Seller related exclusively to the Acquired Assets; and (h) any plans, drawings and specifications, and all books, records and files, related to the Product or the Technology which Seller either owns or both possesses and has the right to assign to Buyer.

“Affiliate” has the meaning set forth in Rule 12b-2 of Regulation 12B promulgated under the Securities Exchange Act.

“Assumed Liabilities” shall have the meaning set forth in Section 2(b)(i) below.

“CleanPath Certificates” shall mean two (2) stock certificates, each representing 100,000,000 shares of CleanPath common stock.

“CleanPath Product Agreement” means the License Agreement between the Seller and CleanPath Resources Corp, a Nevada corporation (“CleanPath”) dated as of March 26, 2013, relating to the Ferris proprietary stem cell enhancing product and name NutraLoadTM.

“CleanPath Technology Agreement” means the License Agreement between the Seller and CleanPath dated as of July 16, 2013, relating to the Ferris trade secrets relating to Ferris’s proprietary AgronifierTM processes, materials, equipment, software, and hardware.

“Confidential Information” means any information regarding the business and affairs of Seller or Buyer that is not generally available to the public on the date hereto.  Information that may be included in Confidential Information includes, but is not limited to, matters of a technical nature (including Intellectual Property, know-how, computer programs, software, patented and unpatented technology, source-code, accounting methods, and documentation), matters of a business nature (such as information regarding contract forms, costs, profits, employees, promotional methods, markets, market or marketing plans, sales, and client accounts), plans for further development, and any other information meeting the definition of Confidential Information set forth above.

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“Encumbrance” shall mean any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

“Ferris Assets” means any and all assets owned or held by Ferris relating to the Ferris proprietary stem cell enhancing product and name NutraLoadTM and the Ferris trade secrets relating to Ferris’s proprietary AgronifierTM processes, materials, equipment, software, and hardware.

“Governmental Authority” means any government, state, commonwealth or any subdivision thereof, whether domestic, foreign or multinational, or any agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal, and any self-regulatory agency, industry group or other governing body or authority.

“Intellectual Property” means  (a) inventions (whether patentable or unpatentable, whether or not reduced to practice, and whether or not the subject of any patent applications) and any additions and improvements thereto; (b) patents, patent rights, patent disclosures, utility models, certificates of invention, statutory invention registrations, and applications for any of the foregoing, together with any reissuances, continuations, continuations in part, revisions, extensions, divisions, renewals, or reexaminations of any of the foregoing (each a “Patent”), (c) trademarks, service marks, trade dress, logos, trade names, Internet domain names and URLs, and corporate names, together with any translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and any applications, registrations, and renewals in connection therewith (each, a “Trademark”); (d) works of authorship in whatever form or medium, any copyrights therein (whether registered or unregistered), and any applications, registrations, and renewals relating thereto (each, a “Copyright”); (e) trade secrets and Confidential Information, including but not limited to ideas, research and development, know-how, formulas, processes, protocol, compositions, manufacturing and production processes and techniques, sterilization processes and validation information, procedures, devices, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals; (f) mask works; (g) any other proprietary rights in information and technology, including without limitation any pre-clinical and clinical data and information; (h) copies and tangible embodiments of any of the foregoing in whatever form or medium; (i) legal and equitable remedies for past, present, and future infringements, misappropriations, misuses, dilutions, and other violations of any of the foregoing; and (j) rights, title, and interests in and to any of the foregoing provided by any treaty, statute, convention, common law, regulation, or any other Law.

“Laws” means all federal, state, municipal, foreign, and international laws, rules, regulations, codes, statutes, constitutions, ordinances, directives, treaties, proclamations, conventions, and orders, and all judicial, quasi-judicial and administrative and other official interpretations of any of the foregoing.

“Liability” means any liability, obligation, debt, demand, claim, expense or commitment (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Material Adverse Effect” means an effect or effects which, individually or in the aggregate, (i) with respect to Seller, materially affects the Seller’s ability to consummate the Transactions, or could reasonably have an adverse economic effect on the Acquired Assets, or (ii) with respect to Buyer, an effect or effects which, individually or in the aggregate, materially affects Buyer’s ability to consummate the Transactions.

“Non-Disclosure Agreements” means the several non-disclosure agreements listed on Appendix A to this Agreement.

“Person” means an individual, a partnership, a limited liability company, limited partnership, a limited liability partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

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“Purchase Price” has the meaning set forth in Section 2(c) below.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller’s knowledge” is applicable to certain of those warranties and representations set forth in Section 3 of this Agreement or other provisions elsewhere in this Agreement, which are subject to the qualification “to Seller’s knowledge” or “to the knowledge of Seller,” or otherwise limited to matters “known” to Seller.  Seller will be deemed to have “knowledge” of a matter relating to Seller, the Acquired Assets if an executive officer of Seller had knowledge of such matter or would have acquired such knowledge had he or she inquired at or prior to that time as to such subject matter to those of Seller’s employees that would be expected to have knowledge of such subject matter in the course of performing their duties for Seller.  Seller will be deemed to have “knowledge” of a matter relating to a third party only if an executive officer of Seller had actual knowledge of such matter (except as otherwise set forth above in this definition).

“Transaction Documents” means this Agreement, and the agreements, documents, schedules, letters or certificates attached hereto as an Exhibit or delivered pursuant to this Agreement or in connection with the Transactions.

“Transactions” means the transactions provided for or contemplated by this Agreement and the other Transaction Documents.

2.	Purchase of Assets.

(a)	Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, assign and deliver to Buyer, title to and ownership of, all of the Acquired Assets at the Closing, for the consideration specified below in this Section 2. Title to the Acquired Assets shall pass to Buyer at the Closing, and risk of loss shall pass to Buyer upon receipt by Buyer of the Acquired Assets.

(b)	Consideration Provided by Buyer for the Acquired Assets. Subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 2(d) below, as total consideration for the Acquired Assets, Buyer shall issue to Seller an aggregate of Two Million (2,000,000) shares of the Buyer’s restricted common stock, par value $0.0001 per share (the “Purchase Price”).

(c)	The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place following the execution by both Parties of this Agreement at the offices of the Buyer, or such other time and place as Buyer and Seller may mutually determine.

(d)	Deliveries at the Closing.

a.	At the Closing, Seller will deliver to Buyer the following:

                                                                          i.    A fully executed copy of the CleanPath Product Agreement;

                                                                        ii.    A fully executed copy of the CleanPath Technology Agreement;

                                                                      iii.    The Assignment and Assumption Agreement (attached as Appendix D hereto) signed by the Seller; and

                                                                       iv.    The CleanPath Certificates, together with blank stock powers.

b.	At the Closing, Buyer will deliver to Seller the following:

                                                                          i.    A stock certificate in the name of the Seller for 2,000,000 shares of restricted common stock of the Buyer; and

                                                                        ii.    The Assignment and Assumption Agreement signed by the Buyer.

3.	Representations and Warranties of Seller. Except as otherwise set forth in the disclosure schedule delivered by Seller to Buyer on the date hereof (the “Disclosure Schedule”), Seller represents and warrants to Buyer on the date hereof and on the Closing Date (as though made on the Closing Date and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3) as follows:
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(a)	Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of Nevada. Seller has corporate power and authority to carry on the business in which it is engaged, and to own and use the properties owned and used by it.

(b)	Authorization of Transaction. Seller has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Transaction Documents by Seller and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Seller and no other proceedings on the part of Seller are necessary to authorize this Agreement or any of the Transaction Documents or to consummate any of the Transactions. This Agreement and the other Transaction Documents to which Seller is a party, assuming the due authorization, execution and delivery hereof and thereof by Buyer hereto and thereto, constitute the valid and legally binding obligations of Seller, as applicable, enforceable against Seller in accordance with their terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting or relating to the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(c)	Non-contravention. Neither the execution and delivery of this Agreement nor any of the other Transaction Documents to which Seller is a party, nor the consummation of the Transactions, will (i) violate any Law or other restriction of any Governmental Authority to which Seller is subject or any provision of the articles of organization or operating agreement (or any other governance document) of Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of the Acquired Assets is subject (or result in the imposition of any Encumbrance upon any of the Acquired Assets), or (iii) require Seller to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any Governmental Authority or private non-governmental third-party.

(d)	Title to Assets; Sufficiency of Assets. Seller owns, and has good and marketable title to, all of the Acquired Assets, free and clear of any Encumbrance or other restriction on transfer, other than any applicable Assumed Liabilities. At the Closing, Seller will convey to Buyer good and marketable title to all of the Acquired Assets, free and clear of any Encumbrance or other restriction on transfer.

(e)	Legal Compliance. Seller and each of its predecessors and Affiliates has complied with all applicable Laws of any Governmental Authority related to the Acquired Assets, except for violations which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Seller has not received any written notice or other communication from any Governmental Authority regarding any actual or potential violation of, or failure to comply with, any applicable Laws, as the same related to the Acquired Assets, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Seller or any of its predecessors or Affiliates alleging any failure to so comply.

(f)	Litigation. Except as otherwise set forth in Appendix C hereto, there is no litigation or governmental proceeding or investigation pending or, to Seller’s knowledge, threatened against or affecting any of the Product, the Technology, or the Acquired Assets, or to Seller’s knowledge Ferris or any Affiliate thereof related to the Product, the Technology, or any Acquired Assets, nor to Seller’s knowledge has there occurred any event or does there exist any condition on the basis of which any such litigation, proceeding or investigation might properly be instituted against Seller, or Ferris or any Affiliate thereof, related to the Product, the Technology, or the Acquired Assets. Seller is not, and to Seller’s knowledge none of Ferris or any Affiliate thereof is, in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other Governmental Authority related to the Acquired Assets. There are no actions, suits, claims, investigations or proceedings pending or, to Seller’s knowledge, threatened, against Seller or to Seller’s knowledge Ferris or any Affiliate thereof related to the Acquired Assets that would reasonably be expected to result, either in any individual case or in the
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aggregate, in a Material Adverse Effect or affect the rights of Buyer in the Acquired Assets or the ability of Buyer to manufacture, distribute, sell or otherwise dispose of the Product.  The foregoing sentences include, without limiting their generality, actions pending or, to Seller’s knowledge, threatened against Seller involving the employment (prior or present) of any of Seller’s officers’ or employees’ use of any information or techniques related to the Acquired Assets allegedly proprietary to such officer or employee.

(g)	Product Liability. Seller does not have any Liability (and, to Seller’s knowledge, there is no basis for any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller or its Affiliates or Ferris or its Affiliates giving rise to any Liability) arising out of any injury to individuals as a result of such individuals’ use of any of the Products manufactured, sold or delivered.

(h)	Broker Fees. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, agent or investment banker with respect to the Transactions.

(i)	Disclaimer. EXCEPT TO THE EXTENT OF SELLER’S EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS AND STATEMENTS CONTAINED HEREIN, SELLER SHALL SELL AND CONVEY TO BUYER, AND BUYER SHALL ACCEPT, THE ACQUIRED ASSETS “AS IS”, “WHERE IS”, AND WITH ALL FAULTS, AND SELLER MAKES NO OTHER WARRANTIES, REPRESENTATIONS, COVENANTS OR STATEMENTS REGARDING THE ACQUIRED ASSETS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF SUITABILITY OR FITNESS OF ANY OF THE ACQUIRED ASSETS FOR ANY PURPOSE.

4.	Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a)	Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b)	Authorization of Transaction. Buyer has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.

(c)	Noncontravention. Neither the execution and the delivery of this Agreement or the other Transaction Documents to which Buyer is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any Law or other restriction of any Governmental Authority to which Buyer is subject or any provision of its charter or bylaws (or any other governance document) or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

(d)	Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, agent or investment banker with respect to the Transactions.

5.	Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a)	Confidentiality.

i.	Seller shall cause its Affiliates, directors, officers, agents and employees to treat and hold as such all of the Confidential Information in its possession and which relates to the Acquired Assets (hereinafter defined as “Asset Confidential Information”), refrain from using any of the Asset Confidential Information except in connection with this Agreement, and deliver promptly to Buyer, at the request and option of Buyer, all embodiments and copies (in whatever form or medium) of the Asset Confidential Information which are in his, her or its possession, subject to Seller having the right to retain a copy of such information for record purposes only and so as to satisfy any obligations it has in relation to any regulatory or tax authorities having jurisdiction
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over Seller.  In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Asset Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.(a).i.  If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Asset Confidential Information to any tribunal, Seller may disclose the Asset Confidential Information to the tribunal; provided, however, that Seller shall use its reasonable commercial efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be afforded to such portion of the Asset Confidential Information required to be disclosed as Buyer shall designate.

ii.	Other than in relation to Asset Confidential Information, Buyer shall cause its Affiliates, officers, directors and employees to treat and hold as such all of the Confidential Information of Seller, refrain from using any of the Confidential Information of Seller except in the manner and for the purpose that is expressly stated in this Agreement and in connection with the operation of the business of the Acquired Assets, and deliver promptly to Seller or destroy, at the request and option of Seller, all embodiments and copies (in whatever form or medium) of the Confidential Information of Seller which are in his, her or its possession. If Closing does not occur, Buyer shall cause its Affiliates, officers, directors and employees to treat and hold as such all of the Confidential Information of Seller, refrain from using any of the Confidential Information of Seller except in connection with this Agreement, and deliver promptly to Seller or destroy, at the request and option of Seller, all embodiments and copies (in whatever form or medium) of the Confidential Information of Seller which are in his, her or its possession. In the event that any such Person is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information (including Asset Confidential Information in the event that Closing does not occur) of Seller, that Person will notify Seller promptly of the request or requirement so that the Seller may seek an appropriate protective order or waive compliance with the provisions of this Section 7(c)(ii). If, in the absence of a protective order or the receipt of a waiver hereunder, any such Person is, on the advice of counsel, compelled to disclose any Confidential Information of Seller to any tribunal, that Person may disclose the Confidential Information of Seller to the tribunal; provided, however, that the disclosing Person shall use his or its reasonable best efforts to obtain, at the reasonable request of Seller, an order or other assurance that confidential treatment will be afforded to such portion of the Confidential Information required to be disclosed as Seller shall designate.

6.	Miscellaneous.

(a)	Press Releases and Public Announcements. Seller shall not issue any press release or make any public announcement or comment relating to the fact of or the subject matter of this Agreement without prior notification to Buyer. Seller understands, acknowledges, and agrees that Buyer is a publicly reporting company, and is required to provide information relating to material contracts in its public filings, and expressly agrees to such disclosure by the Buyer.

(b)	No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns with respect to all rights and obligations of such Parties hereunder.

(c)	Entire Agreement. This Agreement and the Transaction Documents (including the Appendices and the other Exhibits and schedules hereto) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(d)	Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of
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the other Party.

(e)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A facsimile copy of this Agreement or any counterpart hereto shall be valid as an original.

(f)	Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)	Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by facsimile followed by delivery by reputable overnight courier service (charges prepaid), one day after being sent to the recipient by reputable overnight courier service (charges prepaid) or five (5) days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Any notice, demand or other communication hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient. Such notices, demands and other communications shall be sent to the addresses indicated below:

If to Seller:

BioSwan, Inc.

9360 west Flamingo Road # 110-102

Las Vegas, NV 89147

Attention: Jed Perlowin

and

With a copy to:

Attention:

Facsimile:

If to Buyer:

BIOADAPTIVES, INC.

7251 West Lake Mead Blvd Suite 300

Las Vegas, NV 89128

Attention: Gerald Epling

Facsimile:

With a copy to:

Durham Jones & Pinegar, P.C.

111 East Broadway, Suite 900

Salt Lake City, Utah 84111

Facsimile: (801) 415-3500

Attention: C. Parkinson Lloyd, Esq.

or to such other address, to the attention of such other Person and/or with such other copy or copies as the recipient Party has specified by prior written notice to the sending Party.  If any time period for giving notice or taking action expires on a day which is a Saturday, Sunday or legal holiday in the State of Utah (any other day being a “business day”), such time period shall automatically be extended to the next business day immediately following such Saturday, Sunday or legal holiday.

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(h)	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

(i)	Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the mutual written consent of Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the non-breaching Party, nor shall any such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j)	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)	Expenses. Buyer and Seller will each bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(l)	Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean “including without limitation.” The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. The use of the neuter, male or female gender in the Transaction Documents shall include each of all the other neuter, male and female gender.

(m)	Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n)	Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of such provisions and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(o) below), in addition to any other remedy to which it may be entitled, at law or in equity.

(o)	Waiver of Trial By Jury. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR THEREOF. EACH PARTY AGREES THAT THIS SECTION 10(o) IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND EACH OF THE OTHER TRANSACTION DOCUMENTS AND ACKNOWLEDGES THAT THE OTHER PARTY WOULD NOT HAVE ENTERED INTO THIS AGREEMENT AND CONSUMMATED THE TRANSACTIONS CONTEMPLATED HEREBY IF THIS SECTION 10(o) WERE NOT PART OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS .
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(p)	Transfer Taxes. All transfer, documentary, sales, use, value-added, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with this Agreement or the Transactions must be paid by Seller when due, and Seller shall, at its expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees.

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement on as of the date first above written.

Buyer:

BIOADAPTIVES, INC.,

By: /s/ Gerald Epling

Name: Gerald Epling

Title: President

Seller:

BIOSWAN, INC.

By: /s/ Jed Perlowin

Name: Jed Perlowin

Title: President and CEO

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APPENDIX A

LIST OF NON-DISCLOSURE AGREEMENTS

Name	Date
Robert Cash McCloy	January 24, 2013
Larry Howard	January 24, 2013
Kenneth Lewis	January 28, 2013
Jung Gu	February 12, 2013
Barry Epling	February 12, 2013
Guy Manning (Esq.)	February 12, 2013
Row Intentionally Left Blank
Joseph DiMarco	March 21, 2013
Edward Jacobs, MD	April 12, 2013
Victor Kouznetsov	May 7, 2013
N&N Financial (Neal Fillmore)	May 10-11, 2013
Spin Digital Publishing (Devi K. Barnard)	June 4, 2013
Net D Consulting (Chris Hall)	June 14, 2013
Antonina Nabokova, MD	August 21, 2013

APPENDIX B

ASSUMED LIABILITIES

None

APPENDIX C

LIST OF LITIGATION, CLAIMS,

GOVERNMENTAL PROCEEDINGS,

OR INVESTIGATIONS

None

APPENDIX D

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION

AGREEMENT

This Assignment and Assumption Agreement (“Agreement”), dated October 21, 2013 (the “Effective Date”), is made and entered into by and between BIOSWAN, INC., a Nevada corporation (“Assignor”), and BIOADAPTIVES, INC., a Delaware corporation (“Assignee”), with reference to the following facts:

A.	Assignor and CleanPath Resources Corp. (“CleanPath”) previously entered into the following agreements (the “CleanPath Agreements”) relating to technology and products licensed to the Assignor by Ferris Holding, Inc. (“Ferris”):
i.	The “CleanPath Product Agreement,” which is a License Agreement between the Assignor and CleanPath dated as of March 26, 2013, relating to the Ferris proprietary stem cell enhancing product and name NutraLoadTM; and
ii.	The “CleanPath Technology Agreement,” which is a License Agreement between the Assignor and CleanPath dated as of July 16, 2013, relating to the Ferris trade secrets relating to Ferris’s proprietary Agronifier™ processes, materials, equipment, software, and hardware.
B.	Pursuant to terms of that certain Asset Purchase Agreement, dated as of October 21, 2013, by and between Assignor and the Assignee, Assignor sold all of its assets to Assignee, including the CleanPath Agreements.
C.	Pursuant to the terms of the CleanPath Agreements, Assignor has the right to assign each of the CleanPath Agreements in its sole discretion, with no prior written consent of CleanPath required.
D.	Subject to the terms and conditions contained herein, the parties hereto desire to enter into this Agreement to assign, convey and transfer to Assignee all of Assignor’s rights, duties and obligations under the CleanPath Agreements.
E.	In connection with the foregoing, Assignor has notified CleanPath that it intends to assign, convey and transfer to Assignee all of Assignor’s rights and interest in, and duties and obligations under, the CleanPath Agreements, and Assignee wishes to accept such assignment and transfer and assume such rights, interests, duties and obligations, as more fully set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1    ASSIGNMENT: Subject to Paragraph 3 below, as of the Effective Date and upon the consummation and closing of the Asset Purchase Transaction, Assignor hereby assigns, conveys and transfers to Assignee all of Assignor’s rights, title and interest in, to and under the CleanPath Agreements, and delegates to Assignee all of Assignor’s duties, obligations and liabilities under the CleanPath Agreements, whether or not such duties, obligations and/or liabilities arose prior to or after the Effective Date hereof (the “Assignment”).

2    ASSUMPTION: Assignee hereby accepts the assignment of all of Assignor’s rights, title and interest in, to and under the CleanPath Agreements as of the Effective Date and upon the consummation and closing of the Asset Purchase Transaction, and Assignee hereby assumes and agrees to perform all of Assignor’s duties, obligations and liabilities under the CleanPath Agreements, whether or not such duties, obligations and/or liabilities arose prior to or after the Effective Date (the “Assumption”). Pursuant to the foregoing, Assignee shall be substituted for Assignor such that on and after the Effective Date hereof and upon the consummation and closing of the Asset Purchase Transaction, all references to Assignor in and with respect to the CleanPath Agreements shall mean and be a reference to Assignee.

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3    RATIFICATION AND CONFLICTS: Except as specifically set forth herein, the terms and conditions of the CleanPath Agreements are hereby ratified and confirmed and remain in full force and effect. In the event of any inconsistency between the CleanPath Agreements and this Agreement, this Agreement shall be controlling.

4    CONFIDENTIALITY: Other than as may be required by any applicable law, the parties hereto may not disclose to any third party (other than each such party’s affiliates, employees and auditors) any of the specific terms and conditions of this Agreement.

5    GOVERNING LAW: The provisions set forth in Paragraph 6(h) of the Asset Purchase Agreement shall apply to this Agreement and are hereby incorporated herein by this reference.

6    AMENDMENT: Any amendment to this Agreement must be made in a writing that is duly executed by the parties hereto.

7    COUNTERPARTS: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The parties hereto confirm that any facsimile copy of a party’s executed counterpart of this Agreement (or its signature page) will be deemed to be an executed original.

By signing in the spaces provided below, Assignor and Assignee agree to the terms set forth herein as of the Effective Date hereof.

BIOSWAN, INC. (“Assignor”) By: /s/ Jed Perlowin Name: Jed Perlowin Title: President and CEO	BIOADAPTIVES, INC. (“Assignee”) By: /s/ Gerald Epling Name: Gerald Epling Title: President

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